Exhibit 16.2

December 13, 2005



U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE:  Parallel Technologies, Inc.
     SEC File #: 0-19276
     CIK #: 710846

Gentlemen:

On December 13, 2005, the registered independent certified public accounting firm of S. W. Hatfield, CPA received a draft copy of a proposed filing of a Current Report on Form 8-K discussing a change in control of Parallel Technologies, Inc. (SEC#0-19276, CIK #710846) (Company) and our dismissal as auditors for the Company which is reported upon in Item 4.01 - Changes in Registrant's Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K, Item
4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA
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S. W. Hatfield, CPA
Dallas, Texas